Exhibit 10-21

SUBLEASE

1.	PARTIES.

This Sublease, dated November, 2021, is made between Czarnowski Display Service, Inc., an Illinois Corporation (“Sublessor”), and Tivic Health Systems, Inc., a Delaware corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under that certain Lease, dated May 12, 2005, as amended by that certain First Amendment to Lease dated October 2009, that certain Second Amendment to Lease dated April 2016, and that certain Third Amendment to Lease dated February 14, 2019 (collectively referred to as the “Master Lease”) wherein Multi-Employer Property Trust, a trust organized under 12 C.F. R. Section 9.18, as predecessor in interest to GI ETS Hayward LLC, a Delaware limited liability company (“Lessor”) leased to Sublessor the real property located at Suite 100, 25821 Industrial Blvd, Hayward, California 94545 commonly known as Building D (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the entire Master Premises ("Premises"), and Sublessor’s right to use eighteen (18) unreserved parking stalls.

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that the Master Lease has not been amended or modified except as expressly set forth in Section 2 above, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease, and that Lessor is not now, and as of the commencement of the Term hereof will not be in default or breach of any of the provisions under the Master Lease.

5.	TERM.

The Term of this Sublease and Sublessee’s obligation to pay Base Rent and OPEX in accordance with Section 6 below shall commence on the date Possession (defined below) of the Premises and a Consent to Sublease executed by Lessor and Sublessor in a form reasonable acceptable to Sublessee (“Consent to Sublease”) have been delivered by Sublessor to Sublessee ("Commencement Date"), and expire on October 31, 2025 ("Expiration Date"), unless otherwise sooner terminated in accordance with the provisions of this Sublease. Within ten (10) days after the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual Commencement Date of the Term. Possession of the Premises ("Possession") shall be delivered to Sublessee within five (5) business days after written notice from Sublessee verifying that Sublessee is a publicly-traded company (“Delivery Date”). If for any reason Sublessor does not deliver Possession to Sublessee on or before the Delivery Date, Sublessor shall not be subject to any liability for such failure, the Expiration Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but Base Rent and OPEX shall abate until the Commencement Date. If Sublessor permits Sublessee to take Possession prior to the Delivery Date, such early Possession shall not advance the Expiration Date and shall be subject to the provisions of this Sublease, including without limitation Sublessee’s obligation to commence the payment of Base Rent and OPEX on the Commencement Date. In the event the Delivery Date does not occur by December 31, 2021 (“Delivery Deadline”), Sublessee shall be entitled to terminate this Sublease upon ten (10) days’ prior written notice to Sublessor. In the event of such termination, Sublessor shall refund to Sublessee within three (3) business days after such termination all amounts paid by Sublessee to Sublessor, and thereafter Sublessor and Sublessee shall no longer have any rights or obligations to each other under this Sublease.

6.	RENT.

Minimum Rent; OPEX. Beginning with the third full calendar month following the Commencement Date, in advance on the first day of each month of the Term, Sublessee shall pay to Sublessor as minimum rent, without deduction, setoff, notice, or demand, at 2287 S. Blue Island Ave., Chicago, Illinois 60608 or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the sum of $12,272.85 per month (“Base Rent”), plus Tenant’s Pro Rata Share (as defined in Rider 1 of the Master Lease) of Operating Costs (as defined in Rider 1 of the Master Lease), on a pass-through basis, without mark-up, of such amounts incurred by Sublessor under the Maser Leases (“OPEX”), currently $4,467.78 per month. Sublessor and Sublessee agree that the first two (2) full calendar months of minimum rent under the Sublease shall be abated; provided however Sublessee shall pay the OPEX during such period that minimum rent is abated. The Sublessor and Sublessee also agree that minimum rent shall increase annually by 3% per annum on each anniversary of the Commencement Date. If the Term begins or ends on a day other than the first or last day of a month, the minimum rent and OPEX for the partial month in which the Commencement Date occurs shall be prorated on a per diem basis and such prorated amount shall paid by Sublessee to Sublessor on the Commencement Date.

7.	SECURITY DEPOSIT.

Sublessee shall deposit with Sublessor upon execution of this Sublease the sum of $33,500 as Sublessee's faithful performance of Sublessee's obligations hereunder ("Security Deposit") provide however, said Security Deposit shall be reduced by $16,750, and $16,750 shall be refunded by Sublessor to Sublessee, upon the three (3) year anniversary of the Commencement Date; provided that Sublessee (prior to the 3-year anniversary of the Commencement Date) has timely paid the Minimum Rent and OPEX and provided further Sublessee is not otherwise in default. If Sublessee fails to pay rent or other charges when due under this Sublease or fails to perform any of its other obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, or for any actual loss or damage sustained by Sublessor as a result of Sublessee's default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee's failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within thirty (30) days after the Term has expired, or Sublessee has vacated the Premises, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee's interest hereunder.

8.	USE OF PREMISES.

The Premises shall be used and occupied only for general office and light warehouse use, and for no other use or purpose.

9.	ASSIGNMENT AND SUBLETTING.

Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor (and the consent of Lessor, if such is required under the terms of the Master Lease), which consent with respect to the Sublessor shall not be unreasonably withheld, conditioned or delayed.

10.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor was the lessor thereunder, Sublessee was the lessee thereunder, and the Premises were the Master Premises, except for the following provisions under the Master Lease: Section 2.10 (Relocation), Section 3 (Rent), Section 5.10 (Hazardous Substances) as applicable to Sublessee only during the Term of this Sublease, and Rider 2 Section R2.1 (Security Deposit) as applicable to Sublessee only in regard to the amount of the Security Deposit set forth in Article 7 of this Sublease. Certain furniture and kitchen appliances shall remain in the Premises to be used by Sublessee as more particularly itemized in Exhibit A to this Sublease at no additional cost or expense to Sublessee. However, Sublessor shall continue to own the furniture at the end of the Term and Sublessee agrees to maintain the furniture and return same to Sublessee in substantially the same condition as received at the commencement of this Sublease, reasonable wear and tear excepted. Sublessee assumes and agrees to perform Sublessor’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise commercially reasonable efforts in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the non-defaulting party for the actual damages (excluding consequential, incidental, punitive, indirect or special damages) suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder. If Sublessee fails to surrender all or any part of the Premises at the termination of this Sublease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Sublessee’s occupancy shall be subject to all the terms and provisions of the Master Lease, and Sublessee shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the sum of the minimum rent set forth in Section 6 of the Sublease due for the period immediately preceding the holdover (“Holdover Rent”). No holdover by Sublessee or payment by Sublessee after the termination of this Sublease shall be construed to extend the Term or prevent Lessor or Sublessor from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Lessor is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Sublessee’s holdover and Sublessee fails to vacate the Premises within 15 days after notice from Lessor or Sublessor, Sublessee shall be liable to Sublessor and Lessor for all damages that Lessor actually suffers from the holdover in addition to the Holdover Rent set forth above.

11.	ATTORNEYS' FEES.

If Sublessor or Sublessee shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney's fees.

12.	AGENCY DISCLOSURE:

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except: Cushman & Wakefield (“Sublessee’s Broker”) who represents Sublessee and Cushman & Wakefield (“Sublessor’s Broker”), who represents Sublessor.

13.	COMMISSION.

Upon execution of this Sublease, and consent thereto by Lessor (if such consent is required under the terms of the Master Lease), Sublessor shall pay Sublessor’s Broker a real estate brokerage commission in accordance with Sublessor's contract with Sublessor’s Broker for subleasing of the Premises (“Commission”), for services rendered in effecting this Sublease and Sublessor’s Broker shall pay the applicable portion of said Commission to Sublessee’s Broker. Sublessor represents and warrants to Sublessee and Sublessee represents and warrants to Sublessor that neither has dealt with any real estate broker or agent in connection with this Sublease except for Sublessor’s Broker and Sublessee’s Broker, and Sublessor and Sublessee shall each indemnify and hold harmless the other from any cost, expense or liability for any compensation, commission or fees claimed by any real estate broker or agent arising out of this Sublease (other than the Commission paid to Sublessor’s Broker) related to such party’s acts or omissions in regard to such claims.

14.	NOTICES.

All notices and demands, which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid or by nationally recognized overnight carrier addressed to the Sublessee at the Premises, and to the address hereinbelow, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid or by nationally recognized overnight carrier, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

To Sublessor: Attn:          Czarnowski

4150 Industrial Center Dr., #650

North Las Vegas, NV 89030

Attn: Sam Panice

With a copy to:                  Kelly McCloskey Cherf

Czarnowski Display Service, Inc.

2287 S. Blue Island Ave.

Chicago, Illinois 60608

To Sublessee:                    Tivic Health Systems, Inc.

Suite 100,

25821 Industrial Blvd.

Hayward, California 94545

Attn: Briana Benz

15.	SIGNAGE.

Sublessor hereby consents to Sublessee installing signs (at Sublessee’s sole cost and expense) in the same or similar location as Sublessor’s signs with substantially similar signage bearing the name and/or logo of Sublessee. At the time Sublessee installs its sign, Sublessee shall at Sublessee’s sole cost and expense first remove all of Sublessor’s signs from Building D and the Premises, and repair any damage to Building D and the Premises resulting from the removal of such signage. In addition, Sublessee shall remove its signs from Building D and the Premises prior to the expiration of the Term of this Sublease, and repair any damage to Building D and the Premises resulting from the removal of such signage.

16.	CONSENT BY LESSOR.

THIS SUBLEASE SHALL AUTOMATICALLY TERMINATE AND BE OF NO FORCE OR EFFECT IF A FULLY- EXECUTED (BY LESSOR AND SUBLESSOR) CONSENT TO SUBLEASE IS NOT DELIVERED TO LESSEE WITHIN 30 DAYS AFTER EXECUTION HEREOF, IF SUCH CONSENT IS REQUIRED UNDER THE TERMS OF THE MASTER LEASE.

Sublessor:	Czarnowski Display Service, Inc.	Sublessee:	Tivic Health Systems, Inc

By:	/s/ Courtney Buik	By:	/s/ Briana Benz

Title:	Chief Financial Officer	Title:	Chief Financial Officer

By:	Courtney Buik	By:	Briana Benz

Date:	11/11/2021	By:	11/11/2021

CONSULT YOUR ADVISORS – this document has been prepared for approval by your attorney. No representation or recommendation is made by Broker as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney.

In any real estate transaction, it is recommended that you consult with a professional, such a s civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous materials and underground storage tanks.